Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President and Chief Executive Officer, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES 34% EARNINGS INCREASE FOR THE QUARTER ENDING MARCH 31, 2006

Jonesboro, GA April 17, 2006

	Three-months ended March 31, 2006	Three-months ended December 31, 2005	Three-months ended March 31, 2005
	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$408,514	$364,203	$347,295
CCF Net Income for the Period	$1,064	$1,124	$795
Gains(Losses) on Loans & Other Assets	$(210)	$(18)	$327
Net Interest Income for the Period	$4,380	$4,169	$3,302
Basic Earnings per Share for the Period	$0.44	$0.47	$0.34
Net Interest Margin	5.09%	4.94%	4.22%
Efficiency Ratio	60.66%	62.59%	67.84%
Total Loans (end of period)	$306,380	$283,392	$268,332
Non-Performing Loans (end of period)	$828	$44	$632
*Non-Performing Assets (end of period)	$2,908	$2,355	$3,492

*	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended March 31, 2006	Three-months ended December 31, 2005	Three-months ended March 31, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Provision	$185	$135	$135
Loan Loss Reserve (end of period)	$3,575	$3,424	$3,277
Total Deposit Accounts (end of period)	$341,861	$312,255	$301,539
**Total Transaction Accounts (end of period)	$189,100	$176,956	$149,033
Consolidated Equity (end of period)	$25,366	$24,218	$22,296

**	Defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES 34% EARNINGS INCREASE FOR THE QUARTER ENDING MARCH 31, 2006

Earnings for the quarter ending March 31, 2006, were $1.06 million, or $0.44 per basic share. This represents an increase of $269,000, or 34%, over earnings of $795,000, or $0.33 per basic share for the same quarter in 2005.

The first quarter of 2005 had gains of $327,000 as compared to the first quarter of 2006, which had a loss on a write-down of other real estate owned of $201,500. The write-down was done in order to bring the carrying value of the property to its contracted sales price.

The net interest margin showed continued improvement during the first quarter of 2006 to 5.09%, up 87 basis points from 4.22% for the three-months ended March 31, 2005, and up 15 basis points from December 31, 2005 when the margin was 4.94%. For the twelve-month period, the Company’s balance sheet was asset sensitive meaning that in an increasing rate environment, as experienced in 2005 and the first quarter of 2006, the margin improved. The yield on earning assets increased during the twelve-month period by 153 basis points from 6.36% at March 31, 2005, to 7.89% at March 31, 2006. Due to an increase in the transaction account base and less reliance on time deposits during this period, the cost of funds increased by just 62 basis points from 2.10% at March 31, 2005, to 2.72% at March 31, 2006. This combination resulted in a $1.1 million increase in net interest income for the quarter ending March 31, 2006, over the quarter ending March 31, 2005, and an increase of $211,000 over the prior quarter, ending December 31, 2005.

Loan growth for the quarter ending March 31, 2006, totaled $23 million. The growth has been primarily in the commercial real estate and residential construction categories. In order to fund this growth, the bank has purchased higher cost deposits and borrowed from the Federal Home Loan Bank. Although the margin has been improving steadily, due to these funding requirements, the rate of increase in the margin is expected to slow.

The efficiency ratio for the quarter ending March 31, 2006, was 60.66%, a decrease over the quarter ending March 31, 2005, which had a ratio of 67.84%. Although other expenses increased by $242,000, service charge income and net interest income improved at a faster pace which resulted in an improved efficiency ratio. The increase in other expenses was primarily salaries of $128,000, which related to annual increases, with the remaining increase in expenses spread throughout many categories.

During the quarter ending March 31, 2006, nonperforming loans increased $784,000. This was comprised primarily of two loans secured by commercial real estate. Since quarter end, the customer has sold the buildings and the buyer has assumed the debt, resulting in recovery of all interest due and returning the loans to accrual status.

The Bank had non-performing assets of $2.9 million at March 31, 2006, $2.0 million is related to one piece of other real estate owned with the balance of $828,000 in non-performing loans, discussed above. The real estate owned balance is net of a write down of $201,500, reflected in March 31, 2006 quarterly earnings. The additional write-down was required when the contracted sales price was less than the carrying value of the real estate owned.

The loan loss reserve was $3.6 million at March 31, 2006, equaling 1.16% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $12.1 million in the quarter ending March 31, 2006, to $189.1 million, from $177.0 million at December 31, 2005. For the twelve-month period, from March 31, 2005 to March 31, 2006, transaction accounts increased by $40.1 million, or 23%, from $149.1 million at March 31, 2005, to $189.1 million at March 31, 2006. This shift in the deposits of the Bank from time deposit accounts to transaction accounts contributed to the improvement in net interest income for both periods.

Consolidated equity increased $3.1 million, or 13.8%, for the Company during the twelve-month period from March 31, 2006, to March 31, 2005. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio. The Company declared a dividend of $0.085 per share for the quarter ending March 31, 2006. This represents an increase of 42% over the $0.06 per share dividend paid for the quarter ending March 31, 2005.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Small Cap Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s 10QSB filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.